EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS IMPROVED FISCAL 2004 FOURTH QUARTER

AND FULL YEAR RESULTS

■	ChargeSource Shipments Exceed $5 million
■	Wireless Test Solutions Reports Fourth Sequential Quarter of Revenue Growth

IRVINE, Calif., March 25, 2004 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource mobile power products for laptop computers, cellular telephones, PDA’s, and other handheld devices, today announced financial results for the fiscal fourth quarter and full year ended January 31, 2004.

Revenue for the fourth quarter of fiscal 2004 doubled to $11.7 million from $5.9 million for the corresponding quarter of the prior fiscal year. The increase in revenue reflects increased sales of the Company’s ChargeSource and Seven.Five product lines. ChargeSource sales for the fourth quarter increased $4.1 million to $5.9 million in comparison to the corresponding quarter of the prior fiscal year and increased $0.9 million sequentially. Increased sales were primarily due to the introduction of the 120-watt AC/DC and DC adapters that began shipping in July 2003. Wireless test solutions sales increased 159 percent to $4.3 million in the fourth quarter of fiscal 2004 compared with the fourth quarter of fiscal 2003 and increased $1.4 million sequentially. Sales were driven by increased acceptance and adoption by wireless carriers and equipment vendors of Seven.Five, the Company’s next generation wireless test solutions product platform. Callbox revenue was down $0.8 million to $1.5 million. For comparison purposes, revenue for the fourth quarter of fiscal 2003 was impacted by costs related to the ChargeSource recall announced on March 20, 2003 and included a $3.2 million credit issued to the Company’s former distributor. The expired and unused portion of the credit totaling $1.1 million was reported as revenue for the third quarter of fiscal 2004.

Net income from continuing operations for the fourth quarter of fiscal 2004 was $434,000 or $0.06 per diluted share. This compares favorably with a net loss from continuing operations of $1.5 million, or $0.21 per diluted share.

During the fourth quarter of fiscal 2004, the Company sold the net assets of EDX for $600,000 in cash and recorded an after tax gain of approximately $319,000, or $0.04 per share. The after tax gain reflects the second quarter of fiscal 2003 write down of EDX intangible assets. Income from the discontinued operations of EDX, net of income taxes, for the fourth quarter of fiscal 2004 totaled $124,000, or $0.02 per share, which compares favorably to the corresponding quarter of the prior fiscal year.

Net income for the fourth quarter of fiscal 2004 totaled $877,000, or $0.12 per share. For the corresponding period of the prior fiscal year, net loss totaled $1.5 million, or $0.21 per share.

During the first quarter of fiscal 2004, the Compensation Committee authorized a partial payment of incentive compensation accrued as of January 31, 2003. The accrued and unpaid amount totaled approximately $600,000 and has been recorded as a reduction in expense for the fourth quarter and year ended January 31, 2003. This restatement has increased the fiscal 2003 earnings by $381,000 net of tax or $0.05 per share.

The financial results reported herein, including the restatement of financial results as of and for the period ending January 31, 2003 are preliminary and subject to change based upon the completion of the audit.

“As we announced earlier this year, we have entered into an exclusive distribution agreement with Belkin to distribute the ChargeSource product line worldwide,” said Comarco President and CEO, Tom Franza. “Since that time, we have been proactively managing the transition to Belkin as well as the winding down of our existing relationship with Targus. We believe our agreement with Belkin will greatly broaden our market coverage and penetration as Belkin is the global leader for connectivity and mobility solutions offering a wide range of innovations for computer, electronic and mobile consumers. Belkin will begin shipping ChargeSource product in North America on April 15, 2004.

“We were also very encouraged by the sales momentum of our wireless test solutions business during fiscal 2004,” continued Mr. Franza. “Sales of our Seven.Five product family have increased each quarter of fiscal 2004 and our platform continues to gain acceptance with the global operators and infrastructure providers. During the fourth quarter we introduced EDGE functionality for the entire product line and integrated navigation capability for in-building testing.”

“During the fourth quarter we sold our EDX division, the assets of which had been substantially written off in July 2002, for $600,000 in cash resulting in a pre-tax gain-on-sale of $500,000. This sale will allow our management team to focus more resources on building our core product lines.”

Revenue for the fiscal year ended January 31, 2004 was $34.2 million, compared with $35.5 million for fiscal 2003. Net loss for fiscal 2004 was $1.2 million or $0.17 per share compared to a loss of $10.2 million or $1.46 per share for fiscal 2003. Net loss from continuing operations was $1.8 million, or $0.25 per share, compared with pro forma net loss from continuing operations of $0.5 million, or $0.08 per share for the fiscal year 2003. The fiscal year 2003 pro forma net loss excludes non-cash charges for non-recurring asset impairment charges (See Pro Forma Results on the last page of this release).

Business Outlook

For the fourth quarter of fiscal 2004, revenue for the Company’s wireless test solutions business was $4.3 million. Fourth quarter revenue for the Company’s wireless applications business totaled $7.4 million, with revenue from ChargeSource products and the emergency call box business totaling $5.9 million and $1.5 million, respectively.

The environment is improving for the wireless test solutions that support advanced functionality such as 1X, EDGE, and WCDMA as carriers execute their respective 3G implementation plans. As full 3G deployment is expected to take many years, support of older air-interfaces such as iDEN and IS-136 will drive demand for test platforms that can deal with a wide variety of standards and technologies. Comarco’s Seven.Five product line includes proprietary quality-of-service algorithms, scanning receivers and powerful post processing tools designed specifically for second and third generation cellular. There is a sizeable backlog of orders and the Company anticipates a quarterly run-rate of $4 to $4.5 million per quarter in fiscal 2005. The Company believes that based on this quarterly run rate, this business will be profitable for the full fiscal year.

Due to the transition to a new global ChargeSource distributor, the Company believes that the second half of fiscal 2005 for this product line will be financially stronger than the first. The majority of the transition will occur during the Company’s first half of the fiscal year which should have an impact on ChargeSource revenues. As a result, the Company expects the second fiscal quarter to represent a trough in revenues for the product line during the fiscal year and that revenues will increase sequentially until the end of the year. By the end of the year, Comarco expects ChargeSource to be on a revenue run-rate of approximately $6 to $6.5 million per quarter. The emergency call box business is currently expected to generate approximately $5 to $7 million in revenues for fiscal year 2005.

Throughout fiscal year 2005, the Company expects to continue to effectively manage its balance sheet, which currently includes approximately $2.07 per share in cash.

Use of Non-GAAP Measures

The Company believes that non-GAAP measures of operations for fiscal year 2003 results that exclude non-cash charges for non-recurring asset impairment charges are appropriate for evaluating the performance of the Company. Additionally, the Company believes that providing this financial information will provide investors and others with a consistent basis to more thoroughly evaluate operating results and in turn, better allow them to judge the Company’s operating progress.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2003.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

As previously announced, Comarco will host a conference call to discuss further the results for the fourth quarter ended January 31, 2004 at 11 a.m. Pacific Time on March 25. Dial (800) 218-0204 domestically or (303) 262-2140 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. Please RSVP to Douglas Sherk or Jennifer Beugelmans at (415) 896-6820 or dsherk@evcgroup.com. A replay will be available approximately one hour after the call for 2 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 571237#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	Founder & CEO
Comarco, Inc.	Comarco, Inc.	EVC Group, LLC
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

###

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended January 31,		Year Ended January 31,
	2004	2003	2004	2003
		(Restated)		(Restated)
Revenues	$11,731	$5,851	$34,170	$35,499
Cost of revenues:
Cost of goods sold	6,601	5,298	18,943	21,829
Software development amortization	652	378	2,794	2,731

	7,253	5,676	21,737	24,560

Gross profit	4,478	175	12,433	10,939
Selling, general and administrative costs	2,082	1,475	9,656	8,345
Asset impairment charges	—	—	—	5,824
Engineering and support costs	1,734	1,189	5,812	5,194

Operating income (loss)	662	(2,489)	(3,035)	(8,424)
Other income	31	78	237	375
Minority interest	(6)	77	34	141

Income (loss) before income taxes	687	(2,334)	(2,764)	(7,908)
Income tax expense (benefit)	253	(880)	(977)	(2,939)

Income (loss) from continuing operations	434	(1,454)	(1,787)	(4,969)

Discontinued operations:
Income (loss) from operations of EDX, net of income taxes	124	(21)	258	(2,282)
Gain on sale of EDX, less income taxes of $183,000	319	—	319	—

Income (loss) before cumulative effect of accounting change	877	(1,475)	(1,210)	(7,251)

Cumulative effect of accounting change	—	—	—	(2,926)

Net income (loss)	$877	$(1,475)	$(1,210)	$(10,177)

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Continued)

	Three Months Ended January 31,		Year Ended January 31,
	2004	2003	2004	2003
		(Restated)		(Restated)
Income (loss) per share – from continuing operations:
Basic	$0.06	$(0.21)	$(0.25)	$(0.71)

Diluted	$0.06	$(0.21)	$(0.25)	$(0.71)

Income (loss) per share – operations of discontinued division:
Basic	$0.02	$—	$0.04	$(0.33)

Diluted	$0.02	$—	$0.04	$(0.33)

Income per share – gain on sale of discontinued operation, net of tax:
Basic	$0.04	$—	$0.04	$—

Diluted	$0.04	$—	$0.04	$—

Loss per share – cumulative effect of accounting change:
Basic	$—	$—	$—	$(0.42)

Diluted	$—	$—	$—	$(0.42)

Net income (loss) per share:
Basic	$0.12	$(0.21)	$(0.17)	$(1.46)

Diluted	$0.12	$(0.21)	$(0.17)	$(1.46)

Weighted average common shares outstanding:
Basic	7,233	7,047	7,139	6,993

Diluted	7,277	7,047	7,139	6,993

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	January 31, 2004	January 31, 2003
		(Restated)
Current Assets:
Cash and cash equivalents	$15,047	$25,385
Short-term investments	2,251	2,386
Accounts receivable, net	8,982	1,194
Amounts due from affiliate	2,627	673
Inventory	6,150	3,656
Deferred tax asset	2,556	2,748
Assets of discontinued operations	—	195
Other current assets	399	1,172

Total current assets	38,012	37,409
Property and equipment, net	3,131	3,525
Software development costs, net	5,536	5,558
Deferred tax asset	1,011	—
Intangible assets, net	1,743	706
Goodwill, net	2,394	2,394
Other assets	1,133	1,144

	$52,960	$50,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$537	$307
Deferred revenue	5,476	3,552
Liabilities of discontinued operations	—	105
Accrued liabilities	5,968	5,143

Total current liabilities	11,981	9,107
Deferred compensation	2,251	2,386
Deferred income taxes	—	877
Minority interest	185	564
Stockholders’ equity	38,543	37,802

	$52,960	$50,736

COMARCO, INC.

PRO FORMA RESULTS

(In thousands, except per share data)

The following table shows the Company’s pro forma results reconciled to the Generally Accepted Accounting Principles (“GAAP”) Condensed Consolidated Statements of Operations included on page 5 of this release. The Company’s pro forma results for the fiscal year ended January 31, 2003 do not include impairment charges for capitalized software development costs, inventory, and property and equipment.

	Three Months Ended January 31,		Year Ended January 31,
	2004	2003	2004	2003
		(Restated)		(Restated)
GAAP net income (loss) from continuing operations	$434	$(1,454)	$(1,787)	$(4,969)
Asset impairment charges:
Capitalized software development costs	—	—	—	5,619
Inventory	—	—	—	1,259
Property and equipment	—	—	—	205
Amortization of goodwill	—	—	—	—
Minority interest	—	—	—	(78)
Income tax expense (benefit)	—	—	—	(2,585)

Pro forma net income (loss) from continuing operations	$434	$(1,454)	$(1,787)	$(549)

Pro forma net income (loss) from continuing operations per share:
Basic	$0.06	$(0.21)	$(0.25)	$(0.08)

Diluted	$0.06	$(0.21)	$(0.25)	$(0.08)

Note:	The above results do not reflect GAAP, but are supplied to provide a meaningful operating comparison to results for the same periods of the prior year.